Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

ICR, Inc.

Alecia Pulman

(203) 682-8224

ULTA BEAUTY ANNOUNCES THIRD QUARTER 2012 RESULTS

Total Sales Increased 22.4%

Comparable Store Sales Increased 8.4%

EPS Increased 40.5% to $0.59

Full Year 2012 EPS Guidance Raised to $2.64 to $2.66

Bolingbrook, IL – November 29, 2012 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended October 27, 2012, which compares to the same periods ended October 29, 2011.

For the Third Quarter:

•	Net sales increased 22.4% to $505.6 million from $413.1 million in the third quarter of fiscal 2011;

•	Comparable store sales (sales for stores open at least 14 months) increased 8.4% compared to an increase of 9.6% in the third quarter of fiscal 2011;

•	Gross profit increased 60 basis points to 36.7% from 36.1% in the third quarter of fiscal 2011;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 120 basis points to 23.3% compared to 24.5% in the third quarter of fiscal 2011;

•

Preopening expenses increased to $6.3 million, compared to $4.0 million in the third quarter of fiscal 2011. Real estate activity in the third quarter included 49 new stores, one relocation and 11 remodels compared to 28 new stores and one relocation in the third quarter of fiscal 2011;

•	Operating income increased 38.6% to $61.3 million, or 12.1% of net sales, compared to $44.2 million, or 10.7% of net sales, in the third quarter of fiscal 2011;

•	The tax rate of 37.7% reflects $0.01 per diluted share benefit compared to the third quarter of fiscal 2011 driven primarily by stock option exercises;

•	Net income increased 42.5% to $38.2 million compared to $26.8 million in the third quarter of fiscal 2011; and

•	Income per diluted share increased 40.5% to $0.59 compared to $0.42 in the third quarter of fiscal 2011.

Chuck Rubin, President and Chief Executive Officer, stated, “Ulta drove better than expected sales growth and operating margin improvement to deliver outstanding performance in the third quarter. We gained market share across all of our major product categories through our disciplined focus on the five components of our multi-year growth strategy: accelerating store growth, introducing new products, services and brands, enhancing our loyalty program, broadening our marketing reach, and increasing our digital focus including Ulta.com. Ulta’s third quarter underscores our team’s strength in execution: we opened 49 stores, increasing Ulta’s store base by 10% during a single quarter, and we completed most of the previously announced prestige brand boutiques. We ended the quarter with Lancôme boutiques in 79 of our stores and Clinique boutiques in 42 stores. Looking ahead to next year, based on the high quality of available real estate and our team’s proven ability to execute, we expect to exceed our long-term plans for 15% to 20% annual store growth and currently plan to open approximately 125 stores in 2013, representing 22% square footage growth. We are confident that Ulta will continue to grow its position as a beauty and trend authority and drive strong sales and profit growth in the quarters and years to come.”

For the First Nine Months:

•	Net sales increased 22.4% to $1,461.4 million from $1,193.6 million in the first nine months of fiscal 2011;

•	Comparable store sales (sales for stores open at least 14 months) increased 9.3% compared to an increase of 10.7% in the first nine months of fiscal 2011;

•	Gross profit increased 80 basis points to 35.9% from 35.1% in the first nine months of fiscal 2011;

•	SG&A expense as a percentage of net sales decreased 110 basis points to 22.9% compared to 24.0% in the first nine months of fiscal 2011;

•

Pre-opening expense increased to $12.9 million, compared to $9.0 million in the first nine months of fiscal 2011. Real estate activity for the first nine months included 89 new stores, three relocations and 20 remodels compared to 54 new stores, two relocations and 17 remodeled stores in the first nine months of fiscal 2011;

•	Operating income increased 43.3% to $176.2 million, or 12.1% of net sales, compared to $122.9 million, or 10.3% of net sales, in the first nine months of fiscal 2011;

•	The tax rate was 38.6% compared to 39.6% for the first nine months of fiscal 2011;

•	Net income increased 46.0% to $108.0 million compared to $74.0 million in the first nine months of fiscal 2011; and

•	Income per diluted share increased 43.6% to $1.68 compared to $1.17 in the first nine months of fiscal 2011.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the third quarter totaled $462.8 million, compared to $354.9 million at the end of the third quarter of fiscal 2011, representing an increase of $107.9 million. The increase in inventory was primarily due to the 95 net new stores opened since October 29, 2011 and the opening of the Company’s third distribution center in Chambersburg, Pennsylvania during the first quarter of fiscal 2012. Average inventory per store increased 7.3% compared to the prior year. The increase in average inventory per store reflects the Company’s normal holiday inventory build, incremental inventory related to the recently added prestige brand boutiques, as well as strategic inventory investments in core product categories to ensure strong in-stock levels throughout the holiday season and into next year.

The Company did not utilize its credit facility during the nine month period ended October 27, 2012.

Store Expansion

During the third quarter, the Company opened 49 stores located in Arlington, TX; Bluffton, SC; Boca Raton, FL; Braintree, MA; Clearwater, FL; Columbia, SC (Cross Hill); Culver City, CA; Davie, FL; DeKalb, IL; El Cajon, CA; Florence, AL; Gainesville, FL; Garden City, NY; Grandville, MI; Hanover, PA; Houma, LA; Huntington Station, NY; Knoxville, TN; Lafayette, LA; Lee’s Summit, MO; Lincoln, NE; Little Rock, AR; Livonia, MI; Logan, UT; Long Beach, CA; McDonough, GA; Medford, OR; Milford, CT; Napa, CA; Newport Beach, CA; Odessa, TX; Pensacola, FL; Puyallup, WA; Rib Mountain, WI; Richfield, MN; Rosenburg, TX; San Diego, CA (Mission Valley); Sandusky, OH; Seal Beach, CA; Solon, OH; Spartanburg, SC; Spring, TX; Springfield, PA; Stow, OH; Traverse City, MI; Warsaw, IN; Waukesha, WI; Westminster, CO and Winchester, VA and relocated one store in D’iberville, MS. In addition, the Company closed one store. The Company ended the third quarter with 537 stores and square footage of 5,703,197, which represents a 22% increase in square footage compared to the third quarter of fiscal 2011.

Outlook

For the fourth quarter of fiscal 2012, the Company currently expects net sales in the range of $742 million to $754 million, compared to actual net sales of $582.5 million in the fourth quarter of fiscal 2011. This assumes comparable store sales increase 5% to 7%, and includes the impact of Hurricane Sandy. Comparable store sales increased 11.5% in the fourth quarter of 2011.

Income per diluted share for the fourth quarter of fiscal 2012 is estimated to be in the range of $0.96 to $0.98. This compares to income per diluted share for fourth quarter of fiscal 2011 of $0.73.

For fiscal 2012, the Company plans to:

•

achieve comparable store sales growth of approximately 8%, assuming the midpoint of the guidance range for the fourth quarter, approximately 300 basis points above the high end of the Company’s long-term comparable store sales growth goal of 3% to 5%;

•

deliver earnings per share in the range of $2.64 to $2.66, including the negative impact of approximately $0.07 of income per diluted share associated with the accelerated new store program, the opening of the new Chambersburg distribution center and the planned expansion of prestige brand boutiques;

•	incur capital expenditures of approximately $180 million in fiscal 2012, compared to $129 million in fiscal 2011;

•	expand square footage by 23% with the opening of 101 net new stores;

•	remodel 21 locations; and

•	generate free cash flow.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, November 29, 2012, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on December 6, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 403787.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of October 27, 2012, Ulta operates 537 retail stores across 45 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and

other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	October 27, 2012		October 29, 2011
	(Unaudited)		(Unaudited)
Net sales	$505,640	100.0%	$413,067	100.0%
Cost of sales	320,147	63.3%	263,884	63.9%

Gross profit	185,493	36.7%	149,183	36.1%

Selling, general and administrative expense	117,934	23.3%	100,997	24.5%
Pre-opening expenses	6,252	1.2%	3,958	1.0%

Operating income	61,307	12.1%	44,228	10.7%
Interest expense	39	0.0%	176	0.0%

Income before income taxes	61,268	12.1%	44,052	10.7%
Income tax expense	23,117	4.6%	17,284	4.2%

Net income	$38,151	7.5%	$26,768	6.5%

Net income per common share:
Basic	$0.60		$0.44
Diluted	$0.59		$0.42

Weighted average common shares outstanding:
Basic	63,484		61,451
Diluted	64,483		63,419

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	39 Weeks Ended		39 Weeks Ended
	October 27, 2012		October 29, 2011
	(Unaudited)		(Unaudited)
Net sales	$1,461,421	100.0%	$1,193,640	100.0%
Cost of sales	937,391	64.1%	775,265	64.9%

Gross profit	524,030	35.9%	418,375	35.1%

Selling, general and administrative expense	334,917	22.9%	286,423	24.0%
Pre-opening expenses	12,901	0.9%	9,004	0.8%

Operating income	176,212	12.1%	122,948	10.3%
Interest expense	164	0.0%	496	0.0%

Income before income taxes	176,048	12.0%	122,452	10.3%
Income tax expense	68,031	4.7%	48,483	4.1%

Net income	$108,017	7.4%	$73,969	6.2%

Net income per common share:
Basic	$1.71		$1.21
Diluted	$1.68		$1.17

Weighted average common shares outstanding:
Basic	63,016		61,044
Diluted	64,285		63,173

Dividends declared per common share	$1.00		$—

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Balance Sheets

(In thousands)

	October 27, 2012	January 28, 2012	October 29, 2011
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$191,724	$253,738	$130,657
Receivables, net	36,649	26,153	21,080
Merchandise inventories, net	462,833	244,647	354,891
Prepaid expenses and other current assets	50,197	43,430	40,223
Prepaid income taxes	13,417	—	505
Deferred income taxes	11,261	12,264	8,922

Total current assets	766,081	580,232	556,278

Property and equipment, net	467,165	376,985	373,794

Total assets	$1,233,246	$957,217	$930,072

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$185,177	$86,442	$134,043
Accrued liabilities	90,354	74,411	81,116
Accrued income taxes	—	4,002	—

Total current liabilities	275,531	164,855	215,159

Deferred rent	202,265	163,463	161,023
Deferred income taxes	48,450	44,195	29,458

Total liabilities	526,246	372,513	405,640

Commitments and contingencies

Total stockholders’ equity	707,000	584,704	524,432

Total liabilities and stockholders’ equity	$1,233,246	$957,217	$930,072

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 27, 2012	October 29, 2011
	(Unaudited)
Operating activities
Net income	$108,017	$73,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,832	55,625
Deferred income taxes	5,258	(568)
Non-cash stock compensation charges	9,721	8,223
Excess tax benefits from stock-based compensation	(41,343)	(18,127)
Loss on disposal of property and equipment	430	612
Change in operating assets and liabilities:
Receivables	(10,496)	1,212
Merchandise inventories	(218,186)	(136,375)
Prepaid expenses and other current assets	(6,767)	(7,433)
Income taxes	23,924	28,306
Accounts payable	98,735	46,950
Accrued liabilities	4,531	(1,385)
Deferred rent	38,802	26,451

Net cash provided by operating activities	77,458	77,460

Investing activities
Purchases of property and equipment	(144,030)	(97,695)

Net cash used in investing activities	(144,030)	(97,695)

Financing activities
Dividends paid	(62,482)	—
Excess tax benefits from stock-based compensation	41,343	18,127
Stock options exercised	25,776	21,580
Common stock repurchased	(79)	—

Net cash provided by financing activities	4,558	39,707

Net (decrease) increase in cash and cash equivalents	(62,014)	19,472
Cash and cash equivalents at beginning of period	253,738	111,185

Cash and cash equivalents at end of period	$191,724	$130,657

Exhibit 5

2012 Store Expansion

Fiscal 2012	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	449	18	0	467
2nd Quarter	467	22	0	489
3rd Quarter	489	49	1	537

Fiscal 2012	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	4,747,148	202,706	0	4,949,854
2nd Quarter	4,949,854	238,274	0	5,188,128
3rd Quarter	5,188,128	525,203	10,134	5,703,197